Exhibit 10.1

KILROY REALTY CORPORATION

2007 DEFERRED COMPENSATION PLAN

As Adopted

Effective June 29, 2007

KILROY REALTY CORPORATION

2007 DEFERRED COMPENSATION PLAN

WHEREAS, Kilroy Realty Corporation (the “Company”) desires to establish an unfunded deferred compensation plan, effective as of June 29, 2007 (the “Effective Date”), which provides supplemental retirement income benefits for a select group of highly compensated management employees and directors through (i) deferrals of Salary, Bonuses and Director Fees, (ii) Company Mandatory Contributions, and (iii) Company Discretionary Contributions.

NOW, THEREFORE, the Company hereby adopts and establishes this Kilroy Realty Corporation 2007 Deferred Compensation Plan, the terms of which are hereinafter set forth.

ARTICLE I

TITLE AND DEFINITIONS

1.1	Title. The name of this plan is the “Kilroy Realty Corporation 2007 Deferred Compensation Plan.”

1.2	Definitions. Whenever the following capitalized words are used in this Plan, they shall have the meanings specified below.

a)	“Account” shall have the meaning provided in Section 4.1 hereof.

b)	“Account Value” shall have the meaning provided in Section 4.3 hereof.

c)	“Beneficiary” means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. If there is no Beneficiary designation in effect for a Participant, or if there is no surviving designated Beneficiary, then the benefits specified hereunder shall be distributed in accordance with the applicable laws of descent and distribution.

d)	“Board” means the Board of Directors of the Company.

e)	“Bonus” means any cash incentive which is awarded by the Company in its discretion to a Participant as remuneration in addition to the Participant’s Salary or Director Fees, as applicable.

f)	“Change of Control” means and includes each of the following, except that no transaction or series of transactions shall constitute a Change of Control for purposes of this Plan unless such transaction(s) constitute a “change in control event” within the meaning of Section 409A:

(i)

A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Company, the Partnership, any of their respective Subsidiaries, an employee benefit plan maintained by the

Company, the Partnership or any of their respective Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.2(f)(i) hereof or Section 1.2(f)(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)	Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such entinty, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1.2(e)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

g)	“Claimant” shall have the meaning set forth in Section 7.6(a) hereof.

h)	“Code” means the Internal Revenue Code of 1986, as amended.

i)	“Committee” shall have the meaning set forth in Section 7.1 hereof.

j)	“Company” means Kilroy Realty Corporation, a Maryland corporation, and its successors or assigns.

k)	“Company Account Plan” means any “account balance” nonqualified deferred compensation plan (within the meaning of Section 409A) maintained by the Company or any entity constituting a single employer with the Company within the meaning of Code Section 414(b) or (c).

l)	“Company Mandatory Contribution” shall have the meaning set forth in Section 3.2(a) hereof.

m)	“Compensation” shall include each of Salary, Director Fees and Bonus.

n)	“Director” means any member of the Board.

o)	“Director Fee” means cash compensation paid to any Director in respect of services provided to the Company by the Director in his or her capacity as such, but excluding any Bonus paid to such Director.

p)	“Discretionary Contribution” shall have the meaning provided in Section 3.2(b) hereof.

q)	“Disability” means a “disability” within the meaning of Section 409A.

r)	“Effective Date” means June 29, 2007.

s)	“Election” means any Initial Deferral Election or any Subsequent Plan-Year Deferral Election.

t)	“Election Form” shall have the meaning provided in Section 3.1(d) below.

u)	“Eligible Service Provider” means each Employee or Director who is (i) employed by the Company, the Partnership or any Subsidiary, or serves on the Company’s Board, as applicable, and (ii) a member of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and any regulations promulgated thereunder.

v)	“Employee” means each officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, the Partnership or any Subsidiary who serves any such entity at the Senior Vice President level or higher.

w)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

x)	“In-Service Distribution” means a distribution or distributions of deferred Compensation, together with any gains or losses credited thereto (but excluding any Company Mandatory Contributions and any gains or losses credited thereto), made or, in the case of installment distributions, beginning, in either case, pursuant to an Election to receive such distribution(s) on a specified date prior to any of (i) a Change of Control, or (ii) the Participant’s Separation from Service, Retirement, death or Disability.

y)	“Initial Deferral Election” means a Participant’s valid election, made on an Election Form, with respect to (i) the deferral of Salary, Director Fees and/or Bonus, as applicable, under the Plan, and/or (ii) the time and form of distribution of Company Mandatory Contributions, in any case, submitted to the Committee (or its designee) during such Participant’s Initial Election Period.

z)

“Initial Election Period” means, for each Eligible Service Provider, (i) if the Employee or Director is an Eligible Service Provider or a Director as of the Effective Date, the period ending June 30, 2007, or (ii) if the Employee or Director is not an Eligible Service Provider as of the

Effective Date, the period ending thirty days after the date he or she is designated by the Committee, in its sole discretion, as eligible to participate in any Company Account Plan. For purposes of this Plan, (A) if an Employee or Director who is not an Eligible Service Provider on the Effective Date first becomes eligible to participate in any Company Account Plan, such Eligible Service Provider’s thirty-day Initial Election Period shall commence on the first date of eligibility under such other plan, and (ii) if such Eligible Service Provider cannot or otherwise does not make an Initial Deferral Election under this Plan by filing a valid Election Form with the Committee prior to the expiration of such thirty-day period, then such Eligible Service Provider shall only be permitted to make deferral elections under this Plan during Subsequent Election Periods. For the avoidance of doubt, Election Forms filed during an Initial Election Period (X) with respect to any Company Mandatory Contribution, Salary, Director Fees or Bonus that does not constitute Performance-Based Compensation, on or after the first day of the calendar year in which such amounts are earned, and (Y) with respect to any Bonus that constitutes Performance-Based Compensation, after the last date that is at least six months prior to the end of the performance period in which such amounts are earned (June 30 for any calendar-year performance period), in each case, shall only apply to amounts earned after the date that such Election takes effect.

aa)	“Investment Alternative” means an investment alternative selected by the Committee pursuant to Section 3.3(d) hereof.

bb)	“Participant” means any Eligible Service Provider who makes a valid Election in accordance with Section 3.1 hereof, including any Eligible Service Provider who elects not to defer any Compensation but makes a valid Election only with respect to the time and form of payment of Company Mandatory Contributions.

cc)	“Partnership” means Kilroy Realty, L.P.

dd)	“Performance-Based Compensation” shall mean “performance-based compensation” within the meaning of Section 409A.

ee)	“Plan” shall mean the Kilroy Realty Corporation 2007 Deferred Compensation Plan set forth herein, as may be amended from time to time.

ff)	“Plan Year” means the calendar year provided, however, that, except with respect to Performance-Based Compensation earned during 2007, the first Plan Year shall be a short year beginning on July 1, 2007 and ending on December 31, 2007.

gg)	“Reallocation Form” means a form (which may be in paper or electronic format) prescribed by the Committee and made available to Participants that Participants may use to reallocate their Accounts amongst available Investment Alternatives and/or to specify the allocation of future deferrals amongst available Investment Alternatives.

hh)	“Retirement” shall mean a Participant’s “separation from service” from the Company (within the meaning of Section 409A) by reason of the Participant’s retirement following at least ten years of employment or service as a Director with the Company, the Partnership or a Subsidiary, in any case, after the Participant attains fifty-five years of age.

ii)	“Salary” means an Employee Participant’s gross base salary paid by the Company.

jj)	“Section 409A” shall have the meaning provided in Section 8.2 below.

kk)	“Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A, but shall not include any Retirement.

ll)	“Specified Employee” shall mean any Participant who is, or was at any time during the twelve-month period ending on the Company’s “specified employee identification date,” a “specified employee” of the Company (each within the meaning of Section 409A).

mm)	“Specified Employee Payment Date” shall have the meaning provided in Section 6.2 below.

nn)	“Subaccount” shall mean any subaccount of an Account described in Section 4.1 below.

oo)

“Subsequent Election Period” means one or more periods after an Eligible Service Provider’s Initial Election Period during which such Eligible Service Provider may make a Subsequent Plan-Year Deferral Election, which period(s) shall begin on a date specified by the Committee and shall end no later than (A) December 15th of the year preceding the year in which any Company Mandatory Contribution, Salary, Director Fee or Bonus that does not constitute Performance-Based Compensation subject to such election is earned, as applicable, and, (B) the date that is at least six months before the end of the applicable performance period in which any Bonus that constitutes Performance-Based Compensation subject to such election is earned (June 30th for any calendar-year performance period).

pp)	“Subsequent Plan-Year Deferral Election” means a Participant’s valid election, made on an Election Form, with respect to (i) the deferral of Salary, Director Fees and/or Bonus, as applicable, under the Plan, and/or (ii) the time and form of distribution of Company Mandatory Contributions, in any case, submitted to the Committee (or its designee) during any Subsequent Election Period.

qq)	“Subsidiary” means a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or the Partnership, including (i) any such Subsidiary owned by one or more Company or Partnership Subsidiaries or by the Company or the Partnership together with one or more Company or Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests are owned, directly or indirectly, by the Company, the Partnership or by one or more Company or Partnership Subsidiaries or by the Company or the Partnership together with one or more Company or Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership, one or more other Company or Partnership Subsidiaries or the Company or the Partnership together with one or more Company or Partnership Subsidiaries.

rr)	“Trust” shall mean a “rabbi trust” satisfying the model trust conditions described in Treas. Rev. Proc 92-64 and any subsequent Internal Revenue Service guidance affecting the validity of such ruling.

ss)	“Unforeseeable Emergency” shall mean an “unforeseeable emergency” within the meaning of Section 409A.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility. Employees and Directors shall be eligible to participate in the Plan as of the date on which any such individual is designated as an Eligible Service Provider by the Committee, subject to the terms and conditions of the Plan, including without limitation, restrictions as to the timing of Initial Deferral Elections. If a Participant receives a distribution of any portion of such Participant’s Account pursuant to Section 6.1(f) hereof, such Participant shall cease to be an Eligible Service Provider for purposes of making deferrals and eligibility for Company Mandatory Contributions following such distribution unless and until re-designated by the Committee as an Eligible Service Provider.

2.2	Participation. An Eligible Service Provider shall become a Participant in the Plan by submitting a valid Election to the Committee in accordance with Section 3.1 hereof.

ARTICLE III

DEFERRAL ELECTIONS; COMPANY CONTRIBUTIONS; INVESTMENT ELECTIONS

3.1	Elections to Defer Salary, Director Fees and/or Bonus.

a)	Initial Deferral Election. Each Eligible Service Provider shall be permitted to make an Initial Deferral Election during the Initial Election Period applicable to such Eligible Service Provider by submitting to the Committee (or its designee) an Election Form on or prior to the last day of such Eligible Service Provider’s Initial Election Period. If an Employee’s or Director’s Initial Election Period expires prior to the time at which such Employee or Director becomes an Eligible Service Provider under this Plan (whether due to prior eligibility under a Company Account Plan or otherwise), then such Employee or Director shall not be permitted to defer any Compensation or make an Election with respect to any Company Mandatory Contributions under this Plan until the first Subsequent Election Period occurring on or after the date on which such Employee or Director becomes an Eligible Service Provider under this Plan (including any such Subsequent Election Period that coincides with the period which would have constituted such Eligible Service Provider’s Initial Deferral Period under this Plan, but for such individual’s prior eligibility under a Company Account Plan). A Participant’s Initial Deferral Election shall remain in effect with respect to subsequent Plan-Year Compensation and Company Mandatory Contributions, unless revoked in a writing submitted to the Committee (or its designee) by the Participant or superseded by a Subsequent Plan-Year Deferral Election made in accordance with Section 3.1(b) hereof, in either case, prior to such time as deferral elections become irrevocable with respect to Compensation or Company Mandatory Contributions earned in any such subsequent Plan Year.

b)

Subsequent Plan-Year Deferral Elections. Each Eligible Service Provider shall be permitted to make a Subsequent Plan-Year Deferral Election in any Subsequent Election Period during which such individual remains an Eligible Service Provider by submitting to the Committee (or its designee) an Election Form on or prior to the last day of the applicable Subsequent Election Period. Elections contained in a Subsequent Plan-Year Deferral Election shall apply only to Compensation and/or Company Mandatory Contributions earned after the Plan Year in which such Subsequent Plan-Year Deferral Elections are made (or, with respect to Bonuses that constitute Performance-Based Compensation, during the Plan Year in which such Subsequent Plan-Year Deferral Elections are made, provided that such Elections are made more than six months prior to the end of the applicable performance period) and shall, in no event, modify the terms or conditions of deferrals or the time or form of distributions subject to prior Elections that have previously become irrevocable. If an Eligible Service Provider’s Initial Election Period occurs, in part or in whole, during any period which would constitute a Subsequent Election Period for such Eligible Service Provider had it occurred after such Eligible Service Provider’s Initial Election Period, then such Eligible Service Provider shall, as determined in the sole discretion of the Committee, be permitted to make either (i) a single Election with respect to amounts covered by both the Initial and Subsequent Plan-Year Deferral Elections, or (ii) separate Initial and Subsequent Plan-Year Deferral Elections with respect to amounts deferrable and/or distributable under each such Election, in either case, by timely submitting the appropriate Election Form(s) to the Committee (or its designee).

c)	Re-Deferral Elections. Participants may re-defer amounts previously deferred under an Initial or Subsequent Plan-Year Deferral Election up to one time per Plan Year by completing and submitting to the Committee a new Election Form in accordance with any rules or policies issued by the Committee with regard to such re-deferrals, provided, however, that (i) such re-deferral elections may only be made prior to such time as a Participant ceases to be an Employee or Director, as applicable, (ii) any such re-deferral must be made at least one year prior to the first date on which any amounts subject to the re-deferral Election would otherwise be paid, absent such re-deferral, (iii) such re-deferral election shall not take effect until at least 12 months after the date on which the re-deferral election is made, (iv) the payment with respect to which such re-deferral election is made must be deferred for an additional period of not less than five years from the date such payment would otherwise have been paid, and (v) any such re-deferral must be timely submitted to the Committee (or its designee) on a form (which may be in paper or electronic format) prescribed by the Committee.

d)	Election Forms. Participants shall effectuate Elections (and any re-deferral Elections) by completing and submitting to the Committee (or its designee) a deferral election form (which may be in paper or electronic format) prescribed by the Committee (such form, an “Election Form”) in which Participants specify, at a minimum:

(i)	subject to Section 3.1(f) hereof, the levels and types of Compensation to be deferred under the Election;

(ii)	to the extent that the Participant elects to receive In-Service Distributions, subject to Article VI below, the specified time, if any, at which In-Service Distributions shall be made (if lump-sum) or begin (if installments), which (A) shall be no earlier than two years after the start of the Plan Year in which the underlying Compensation is earned, and (B) in the case of installments, shall be comprised of no more than five annual installments, provided, however, that In-Service Distributions shall be paid in the form of a lump sum if the portion of the Account (or applicable Subaccount) balance (including any investment gains or losses credited thereto) subject to such In-Service Distribution Election is less than $25,000 at the time of the scheduled commencement of the In-Service Distributions;

(iii)	to the extent that the Participant elects to receive distributions in the event of his or her Retirement, subject to Article VI below, the form of payment applicable to distributions payable following the Participant’s Retirement, if any, which may be either lump-sum or up to fifteen annual installments and which Election shall apply to the distribution upon Retirement, if any, of all Company Mandatory Contributions earned in the Plan Year(s) to which such Election applies;

(iv)	subject to Article VI below, whether or not the Participant’s entire Account balance (including any amounts subject to any Subsequent Plan-Year Deferral Elections) and any gains or losses credited to such Account will be distributed in connection with a Change of Control, provided, however, that (A) any distribution pursuant to this Section 3.1(d)(iv) shall be in the form of a lump sum, and (B) for the avoidance of doubt, each Participant’s initial Election to receive or not to receive a Change-of-Control distribution shall govern such Participant’s entire Account and shall be irrevocable for the duration of such Participant’s participation in the Plan; and

(v)	subject to Section 3.3 hereof, the allocation of deferred Compensation and any Company Mandatory Contributions and/or earnings on either of the foregoing amongst available Investment Alternatives, each in accordance with the terms of the Plan.

e)	Priority of Distributions. Of the distribution events specified by a Participant in an applicable Election Form, the first such distribution event to occur shall govern the distributions of the amounts subject to such Election and distributable on such distribution event, with the following exceptions:

(i)	if a Change of Control occurs after the commencement of installments payments pursuant to either an Election to receive In-Service Distributions or an Election to receive distributions in the event of Retirement and the Participant has elected to receive a distribution upon a Change of Control, the Participant’s entire Account balance and any gains or losses credited to such Account shall be distributed in a lump sum upon such Change of Control in accordance with the distribution provisions contained in Section 6.1(e) hereof;

(ii)	if a Participant dies or experiences a Disability at any time (including without limitation, after the commencement of installment payments), the distribution provisions contained in Section 6.1(d) hereof shall control distributions of such Participant’s Account without regard to any applicable Elections;

(iii)	Company Mandatory Contributions may only be distributed upon a Separation from Service, a Change of Control (if so elected) or a Retirement and, if upon a Retirement, shall be subject to the Retirement distribution provisions contained in the applicable Election Form (and further subject to any applicable provisions of this Section 3.1(e) by virtue of being linked to the Retirement distribution schedule); and

(iv)	If a Participant experiences a Separation from Service (other than due to death, Disability or Retirement) prior to the completion of In-Service Distribution installment payments which have commenced prior to any such Separation from Service, amounts subject to such In-Service Distribution Election shall cease to be paid in installments and shall instead be distributed in accordance with Section 6.1(c) hereof.

f)

Deferral Amounts. Elections to defer receipt of any of Salary, Director Fees and/or Bonuses must defer a minimum of 5% of the gross amount of any such type of Compensation that is earned during the Plan Year (or, if less, that is earned during the portion of the Plan Year to which the Election applies). Participants may not defer more than 70% of their applicable Salaries, but may defer up to 100% of any Bonuses or Director Fees earned. Participants may, but are not required to, defer either or both of (i) Salary or Director Fees (as applicable), and/or (ii) Bonuses. Company Mandatory Contributions will be automatically made under the Plan for all Participants who have submitted a valid Election Form governing the distribution of such Company

Mandatory Contributions (subject to Article VI below). Compensation deferred by Participants under the Plan may only be deferred in increments of whole integral percentage points. For the avoidance of doubt, Eligible Service Providers are not required to defer any Compensation under the Plan, and do so solely at their own election.

g)	Deferrals Irrevocable. Any Election that has not been revoked in a writing submitted to the Committee on or prior to the last day of the applicable Initial or Subsequent Election Period, as applicable, shall be irrevocable with respect to all Compensation and/or Company Mandatory Contributions deferred or distributable under such Election (i) in the calendar year that such Election is made in the case of (A) any Initial Deferral Election and (B) any Subsequent Plan-Year Deferral Election applicable to a Bonus that constitutes Performance-Based Compensation earned in the year that such Election is made, and (ii) in the calendar year immediately following the year in which such Election is made in the case of any Subsequent Plan-Year Deferral Election applicable to Company Mandatory Contributions, Salary, Director Fees or any Bonus that does not constitute Performance-Based Compensation, provided, however, that any Initial Deferral Election which also serves as a Subsequent Plan-Year Deferral Election shall become irrevocable with respect to Company Mandatory Contributions, Salary, Director Fees and Bonuses earned during the immediately subsequent Plan Year at the end of the applicable Subsequent Election Period. If an Eligible Service Provider fails to make a timely Election for any reason, then the Eligible Service Provider shall not be permitted to defer any Compensation or make an Election with respect to the time and form of distribution of Company Mandatory Contributions under the Plan until the next Subsequent Election Period (unless a prior Election remains in effect with respect to such Participant’s Compensation or Company Mandatory Contributions, in which case such prior Election shall control).

h)	Deferral Effectiveness; Termination. Elections covering Company Mandatory Contributions, Salary, Director Fees and/or Bonus compensation that does not constitute Performance-Based Compensation shall be effective with respect to amounts earned during the first pay period beginning after the end of the Initial or Subsequent Election Period in which such Elections are made. Any existing Election that is not either revoked in a writing submitted to the Committee (or its designee) or superseded by a Subsequent Plan-Year Deferral Election, in either case, on or prior to the last day of any Subsequent Election Period, shall be irrevocable with respect to amounts earned during the deferral period covered by such Subsequent Election Period.

3.2	Company Contributions.

a)	Company Mandatory Contributions. In respect of each calendar month (i) through the end of which a Participant who is an Employee remains in the service of the Company, the Partnership or a Subsidiary, and (ii) during which such Employee Participant has a valid Election in effect with respect to Company Mandatory Contributions, the Company shall contribute to such Employee Participant’s Account an amount equal to ten percent (10%) of such Employee Participant’s gross Salary actually earned by such Employee Participant in such calendar month, without regard to the amount of Compensation, if any, that such Employee Participant has elected to defer under the Plan for such calendar month (the “Company Mandatory Contributions”). For the avoidance of doubt, Director Participants who are not also Employees shall not be eligible to receive any Company Mandatory Contributions.

b)

Company Discretionary Contributions. The Company may, in the sole discretion of the Board, make additional contributions to Participant Accounts based on the performance of the Participant, the performance of the Company (or any unit thereof) or any other metric deemed appropriate by the Board. If the Company elects to make any contributions to one or more

Participant accounts pursuant to this Section 3.2(b), such contributions (the “Discretionary Contributions”) shall be subject to such terms and conditions, including without limitation any vesting conditions, as shall be determined by the Board. Terms and conditions applicable to any Discretionary Contributions may, in the sole discretion of the Board, be contained in a separate award agreement between the Company and the Participant receiving such Discretionary Contributions.

3.3	Investment Elections.

a)	Initial Allocation. Each Participant shall designate in the first Election Form filed with the Committee (or its designee) by such Participant, the initial allocation of such Participant’s deferred Compensation, any Company Mandatory Contributions and any earnings on either of the foregoing amongst the Investment Alternatives available under the Plan, which allocation shall be designated in increments of whole integral percentage points. Allocations applicable to Participants’ deferred Compensation may differ from allocations applicable to Participants’ Company Mandatory Contributions. In addition, as determined by the Committee in its sole discretion, Participant allocation elections may either be individualized by Subaccount (if any) or may apply generally to all Subaccounts (if any) comprising a Participant’s Account. Procedures for allocating Discretionary Contributions amongst Investment Alternatives will be determined by the Committee if and when the Committee elects to make any such Discretionary Contributions. If a Participant fails to elect Investment Alternatives under this Section 3.3(a) with respect to some or all of such Participant’s Account balance or fails to elect a new Investment Alternative following the elimination of an Investment Alternative in which any portion of such Participant’s Account is notionally invested (as provided under Section 3.3(d) below), such Participant shall be deemed to have elected a notional investment in a money-market or similar account selected by the Committee with respect to such amounts.

b)	Subsequent Plan-Year Deferral Elections. Each Participant who makes a Subsequent Plan-Year Deferral Election (following any prior Election) may elect to allocate Compensation, any Company Mandatory Contributions and any earnings on either of the foregoing arising under such Subsequent Plan-Year Deferral Election in the same manner or differently from allocations designated in the preceding Election Form, as indicated by the Participant in the Election Form applicable to such Subsequent Plan-Year Deferral Election.

c)	Reallocation. Each Participant may reallocate such Participant’s Account balance (including any earnings thereon) in whole integral percentage points amongst the available Investment Alternatives, as often as daily, by submitting a form (which may be in paper or electronic format) prescribed by the Committee to the Committee (or its designee) indicating the extent to which such reallocation applies to (i) any existing Account balances, and (ii) any future Compensation deferrals, Company Mandatory Contributions and earnings on any of the foregoing. Account reallocations made in accordance with this Section 3.3(c) shall take effect on the first business day following the business day on which a valid reallocation form is received by the Committee (or its designee), unless received by the Committee after 1:00 p.m. (pst), in which case such reallocations shall take effect on the second business day following the business day on which a valid reallocation form is received by the Committee (or its designee).

d)

Investment Alternatives. The Investment Alternatives amongst which Participants shall be eligible to allocate and reallocate their Account balances, future deferrals, Company Mandatory Contributions and earnings on any of the foregoing shall be selected by the Committee. The initial Investment Alternatives are attached to this Plan as Schedule A hereto. The Committee may from time to time change the available Investment Alternatives, either by eliminating existing Investment Alternatives, adding new Investment Alternatives, or both, provided, however, that no such change of available Investment Alternatives shall be made with retroactive effect. The Committee shall communicate any such changes in available Investment Alternatives to Participants as soon as reasonably practicable once known to the Committee.

e)	Notional Investments. Allocation of Participants’ Accounts amongst the Investment Alternatives shall be for purposes of tracking notional gains and losses on such amounts and shall create no obligation on the part of the Company, any Trust (or trustee thereof) or any other party to make any actual investments in such Investment Alternatives, whether in accordance with Participant allocations or otherwise. The Company or the Trust (if any) may, however, in its sole discretion, invest as it deems appropriate in one or more of the Investment Alternatives.

ARTICLE IV

ACCOUNTS

4.1.	Accounts. The Committee shall establish and maintain a hypothetical bookkeeping account for each Participant for purposes of reflecting Compensation deferred by such Participant, Company Mandatory Contributions and Discretionary Contributions (if any) payable to such Participant and any notional gains or losses on any of the foregoing generated by the Investment Alternatives in which such bookkeeping account is notionally invested, as provided herein. The Committee may, in its sole discretion, create one or more Subaccounts under any Participant Account to reflect amounts which may be subject to different distribution schedules or otherwise as necessary or convenient to the administration of the Plan (such hypothetical accounts, together with any Subaccounts thereunder, the “Accounts”). Except as expressly provided in Section 6.3 hereof (with regard to the Trust), neither the Plan nor any of the Accounts established hereunder shall hold any actual investments, funds or assets or shall give any Participant or Beneficiary any right, interest or claim in any particular asset of the Company or any Trust, other than that of a general, unsecured creditor.

4.2	Crediting of Accounts. Each Participant’s Account shall be credited as follows:

a)	Compensation Deferrals. All Compensation properly deferred by Participants shall be credited to the Participants’ respective Accounts no later than the third business day following the date on which such deferred Compensation would otherwise have been paid to the deferring Participant.

b)	Company Mandatory Contributions. All Company Mandatory Contributions shall be credited to the applicable Employee Participant’s Account no later than fifteen days after the end of the month in which such Company Mandatory Contributions were earned.

c)	Discretionary Contributions. Discretionary Contributions (if any) shall be credited to the Participants’ respective Accounts at such time or times as are determined by the Board in connection with the Board’s decision to make such Discretionary Contributions.

4.3	Account Valuation; Statements. The Participants’ Accounts shall be valued periodically, but no less often than monthly, taking into account any increase or decrease in the value of the Investment Alternatives in which such Accounts are notionally invested (the “Account Value”). No less frequently than quarterly, statements of such Account valuations shall be made available to Participants either electronically or in a paper format under procedures established by the Committee (or its designee).

ARTICLE V

VESTING

5.1	Compensation; Company Mandatory Contributions; Earnings. All Compensation deferred by Participants under this Plan, all Company Mandatory Contributions and any notional gains on each of the foregoing, shall be fully vested at all times, except that all such amounts shall be subject to reduction resulting from notional losses generated by Investment Alternatives in which such amounts are notionally invested in accordance with Participant Elections.

5.2	Discretionary Contributions. If the Company elects to make any Discretionary Contributions to one or more Participant Accounts pursuant to this Plan, the vesting terms of such Discretionary Contributions shall be determined by the Board and communicated to the affected Participant(s) at the time at which, or as soon as practicable after, such Discretionary Contributions are made.

ARTICLE VI

DISTRIBUTIONS

6.1.	Distribution of Benefits. This Section 6.1 shall be applied in a manner consistent with the provisions of Section 3.1(e) hereof.

a)	In-Service Distributions.

(i)	Lump-Sum In-Service Distributions. If a Participant designates a lump-sum In-Service Distribution on a date specified in accordance with Section 3.1(d)(ii) hereof with respect to all or any portion of such Participant’s Account (or Subaccounts), that portion of the Participant’s Account (or Subaccounts) so designated shall, subject to Sections 6.1(c), 6.1(d), 6.1(e), 6.1(f) and 6.2 hereof, be paid to the Participant in January of the specified year based on the Account (or Subaccount(s)) Value as of the most recent date prior to such In-Service Distribution on which such Account (or Subaccount(s)) Value was determined in accordance with Section 4.3 hereof.

(ii)	Installment In-Service Distributions. If a Participant designates installment In-Service Distributions to begin on a date specified in accordance with Section 3.1(d)(ii) hereof with respect to all or any portion of such Participant’s Account (or Subaccounts), payment of that portion of the Participant’s Account (or Subaccounts) so designated shall, subject to Sections 6.1(c), 6.1(d), 6.1(e), 6.1(f) and 6.2 hereof, begin in January of the specified year and shall continue to be paid in January of each succeeding year until fully paid in accordance with such Election (not to exceed a total of five payments). On each such distribution date, the Participant shall receive a portion of the Account (or Subaccount) Value allocable to such designation multiplied by a fraction, the numerator of which equals one and the denominator of which equals the number of installment payments remaining, including the payment subject to such calculation. Each such installment payment shall be calculated using the Account (or Subaccount(s)) Value as of the most recent date prior to such distribution on which such Account (or Subaccount(s)) Value was determined in accordance with Section 4.3 hereof.

b)

Retirement. If a Participant’s service relationship with the Company terminates due to such Participant’s Retirement and a Participant has made one or more valid Elections to receive a distribution in the event of Retirement, then that portion of such Participant’s Account (or

Subaccounts) subject to such Election(s) shall be distributed (i) if a lump-sum, on or as soon as practicable after the applicable Specified Employee Payment Date, and (ii) if installments, with respect to the first installment on or as soon as practicable after the applicable Specified Employee Payment Date and with respect to each subsequent installment, during the January following the previous installment, in each case, based on the Account Value most recently determined prior to such distribution in accordance with Section 4.3 above. Installment payments made pursuant to this Section 6.1(b) shall be calculated in accordance with the principles contained in Section 6.1(a)(ii) hereof. For the avoidance of doubt, if the Specified Employee Payment Date applicable to an installment Retirement distribution falls during January, then only one distribution shall be made during such January (and in no event prior to the applicable Specified Employee Payment Date), and the remaining distributions shall be made each in succeeding Januaries, until all such installments have been paid in accordance with the Participant’s Election.

c)	Separation from Service. Notwithstanding anything herein to the contrary, but (i) consistent with Section 3.1(e) hereof, and (ii) subject to and except as provided in Section 6.2 hereof, if a Participant experiences a Separation from Service, such Participant’s Account shall be distributed in full in the form of a lump-sum payment as soon as practicable after the occurrence of such event, based on the Account Value most recently determined prior to such distribution in accordance with Section 4.3 above.

d)	Death; Disability. Notwithstanding anything herein to the contrary, if a Participant dies or experiences a Disability prior to the full distribution of such Participant’s Account, such Account shall be distributed to the Participant’s designated Beneficiary or the Participant, as applicable, as soon as administratively practicable following such Participant’s death or Disability, but in no event later than the month following the month in which such Participant’s death or Disability occurs (unless delayed by legal process), based on the Account Value most recently determined prior to such distribution in accordance with Section 4.3 above.

e)	Change of Control. Notwithstanding anything herein to the contrary, if a Participant makes an Election to receive a distribution from such Participant’s Account upon the occurrence of a Change of Control, then all amounts contained in such Participant’s Account shall be distributed to the Participant upon, or as soon as practicable after, the consummation of a Change of Control, based on the Account Value most recently determined prior to such distribution in accordance with Section 4.3 above.

f)	Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency, the Committee may, in its sole discretion, permit an early distribution of that portion of such Participant’s Account reasonably necessary to satisfy the emergency need giving rise to the Unforeseeable Emergency, including any taxes or penalties reasonably anticipated to result from such distribution and taking into consideration any funds that may become available as a result of the termination of such Participant’s existing Election(s) in connection with such distribution, as described below. If the Participant’s Account is comprised of one or more Subaccounts, the Committee shall determine, in its sole discretion, from which Subaccount such funds shall be distributed. If a Participant takes a distribution pursuant to this Section 6.1(f), such Participant’s existing deferral Election shall immediately terminate with regard to Compensation not yet earned at the time of such distribution and the Participant shall only be eligible to make future Elections under the Plan as determined by the Committee, in its sole discretion and in accordance with Section 409A.

6.2	Specified Employees. Notwithstanding anything in this Plan or any Election Form to the contrary, with respect to any Participant who is a Specified Employee at the time of such Participant’s Separation from Service, as determined in the sole discretion of the Committee, the distribution of such Participant’s Account (and all Subaccounts) upon such Separation from Service shall be delayed until the date which is six months and one day after the date on which such Separation from Service occurs (such delayed payment date, the “Specified Employee Payment Date”), provided, however, that to the extent that all or any portion of such Participant’s Account would have been distributed during the six-month period following such Separation from Service, whether in a lump sum or installments, in either case, without regard to such Separation from Service, such amounts shall continue be distributed in accordance with such schedule without regard to this Section 6.2, and any remaining balance in such Participant’s Account shall be distributed on the Specified Employee Payment Date.

6.3	Trust. The Company may, in its sole discretion, establish a Trust for purposes of allocating funds to satisfy the obligations arising under this Plan. The rights of Participants and Beneficiaries (if any) with respect to any assets so held in Trust (if any) shall be governed by the terms and conditions of the document(s) creating such Trust.

ARTICLE VII

ADMINISTRATION

7.1	Administration. This Plan shall be administered by the Board, which may, in its sole discretion, subject to the express provisions of this Plan, delegate its duties and responsibilities to a committee comprised of one or more members of the Board and/or one or more employees of the Company, who shall serve at the pleasure of the Board to administer the Plan, provided, however, that with respect to any decision affecting a Director in such Director’s capacity as an Eligible Service Provider or a Participant, the Plan shall be administered by the entire Board (excluding such affected Director). The committee so delegated, in turn, may delegate the administration of ministerial duties to one or more individuals or sub-committees. References to the Committee throughout this Plan shall be understood to refer to the appropriate administrative body as provided under this Section 7.1 (the “Committee”).

7.2	Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant or an Eligible Service Provider. The chairman, chairwoman or any other member or members of the Committee designated by the chairman or chairwoman may execute any certificate or other written direction on behalf of the Committee.

7.3	Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

a)	To designate Employees and Directors as Eligible Service Providers;

b)	To designate the commencement date of any Subsequent Election Periods;

c)	To select and modify Investment Alternatives in accordance with Section 3.3(d) hereof;

d)	To determine the Initial Deferral Period applicable to any Eligible Service Provider and to determine whether a leave of absence or other break in service or change in role constitutes a Separation from Service or otherwise affects eligibility under the Plan;

e)	To construe and interpret the terms and provisions of this Plan and to make all factual determinations relevant to the Plan;

f)	To compute the amount and kind of benefits payable to Participants and Beneficiaries;

g)	To maintain all records that may be necessary for the administration of the Plan;

h)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as required by law;

i)	To make and publish such rules, forms, policies and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

j)	To appoint one or more sub-committees or individuals to assist with the administration of the Plan and to delegate to such sub-committee(s) or individuals such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

k)	To direct and instruct the trustee of the Trust (if the Company establishes a Trust), to the extent the Company is authorized or required to do so under the Plan; and

l)	To take all actions set forth in this Plan document.

7.4	Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which construction and interpretation shall be final and binding on all parties, including but not limited to the Company and all Participants and Beneficiaries.

7.5	Compensation, Expenses and Indemnity.

a)	Compensation. The members of the Committee, including members of any subcommittee and other individuals providing services in connection with the administration of this Plan, shall serve without compensation for their services hereunder.

b)	Expenses. The Committee is authorized, at the expense of the Company, to employ such legal, financial and tax counsel, as well as any other agents that it deems advisable, to assist in the performance of its duties hereunder. Expenses and fees incurred in connection with the administration of the Plan, including without limitation the foregoing, shall be paid by the Company.

c)	Indemnification. To the greatest extent permitted by applicable law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an Employee against any and all expenses, liabilities and claims, including without limitation any legal fees to defend against such liabilities and claims, in each case arising out of any such individual’s discharge in good faith of responsibilities under or incident to the Plan, but excluding any expenses and liabilities arising out of the willful misconduct of any such individual. This indemnity shall be additional to and not in limitation of any further indemnities that may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise.

7.6	Disputes.

a)	Claimants. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Board, setting forth such Claimant’s claim.

b)	Rendering and Notification of Decision. Upon receipt of a claim, the Board shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Board may, however, at its sole discretion, extend the reply period for an additional ninety (90) days. If the claim is denied in whole or in part, the Board shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of the Plan, any Election Form(s) or any other documentation on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under Section 7.6(c) hereof.

c)	Within sixty (60) days after the receipt by the Claimant of the written notification described in Section 7.6(b) hereof, the Claimant may make a request in writing for review of the determination of the Board. Such request must be addressed to the Board. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board. If the Claimant does not request a review within such sixty (60) day-period, he or she shall be barred and estopped from challenging the Board’s determination.

d)	Within sixty (60) days after the Board’s receipt of a request for review, the Board shall review the request, taking into consideration all materials presented by the Claimant. The Board will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60)-day time period be extended, the Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditors. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Trust. Any and all of the Company’s assets and the Trust assets (if any) which are attributable to amounts paid into the Trust by the Company shall be, and remain, the general unpledged, unrestricted assets of the Company, which shall be subject to the claims of the Company’s general creditors. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that the Plan (and the Trust, if any) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2	Section 409A. To the extent applicable, the Plan, all Election Forms and all other instruments evidencing amounts subject to the Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan, any Election Form or any other instrument evidencing amounts subject to the Plan to the contrary, if the Committee determines that any amounts subject to the Plan may be or become subject to Section 409A, the Committee may adopt such amendments to the Plan, any Election Form(s) and any other instruments relating to the Plan, and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to (a) exempt such amounts from Section 409A, or (b) comply with the requirements of Section 409A, in any case, to preserve the intended tax treatment of the such amounts.

8.3	Restriction Against Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant or Beneficiary under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant or Beneficiary under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant or Beneficiary who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.4	Withholding. The Company shall have the authority and the right to deduct, withhold or require a Participant or Beneficiary to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to amounts payable under this Plan

8.5	Expenses. The expenses of administering the Plan shall be borne by the Company.

8.6	Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his or her last post office address as shown in the Company’s records. Any notice to the Committee or the Company shall be properly given or filed upon receipt by the Committee or the Company at such address as may be specified from time to time by the Committee. Each individual entitled to a benefit under the Plan must file with the Company, in writing, his or her post office address and each change of post office address which occurs between the date of his or her Separation from Service and the date he or she ceases to be a Participant. Any communication, statement or notice addressed to such individual at his or her latest reported address will be binding upon such individual for all purposes of the Plan.

8.7	No Right to Continue Service. Nothing in the Plan, any Election Form or any other instrument evidencing amounts subject to the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

8.8	Amendment, Suspension or Termination. The Board may amend, suspend or terminate the Plan in whole or in part, at any time, except that no amendment, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account.

8.9	Additional Board Authority. The Board may, in its sole discretion, with respect to this Plan and all matters arising hereunder, take any action permitted under Treas. Reg. 1.409A-3(j) or any successor provision thereto, as such provisions may be amended from time to time, including without limitation, terminate or liquidate the Plan, whether or not in connection with a Change of Control.

8.10	Governing Law. This Plan shall be construed, governed and administered in accordance with applicable provisions of the Code, ERISA and, to the extent not preempted by applicable federal law, the laws of the State of Maryland, without regard to any conflict of laws principles thereof.

8.11	Release. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release in a form prescribed by the Committee.

8.12	Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

8.13	Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

IN WITNESS WHEREOF, Kilroy Realty Corporation has caused the Plan to be executed on this 29th day of June, 2007.

KILROY REALTY CORPORATION

By:	/s/ Tyler H. Rose
Name:	Tyler H. Rose
Title:	Senior Vice President and Treasurer

By:	/s/ Tamara J. Porter
Name:	Tamara J. Porter
Title:	Vice President and Corporate Counsel

SCHEDULE A

[LIST OF INITIAL INVESTMENT ALTERNATIVES]